Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1, dated as of April 26, 2022 (this “Amendment”), amends the Agreement and Plan of Merger, dated as of April 24, 2021 (the “Agreement”), by and among New York Community Bancorp, Inc., a Delaware corporation (“NYCB”), 615 Corp., a Delaware corporation and direct, wholly-owned subsidiary of NYCB (“Merger Sub”), and Flagstar Bancorp, Inc., a Michigan corporation (“Flagstar”). Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Agreement.

RECITAL:

WHEREAS, the parties to the Agreement now desire to amend the Agreement in accordance with Section 9.1 of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in reliance upon the representations, warranties, conditions, agreements and covenants contained herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.	Amendments.

(a)	Recital B of the Agreement is hereby amended and restated as follows:

“Unless otherwise agreed to in writing by NYCB and Flagstar, (i) promptly on the day after the day on which the Merger and the Holdco Merger occur, Flagstar Bank, FSB, a federally chartered stock savings bank and Subsidiary of Flagstar (“Flagstar Bank”), will convert from a federal savings bank into a national banking association (such resulting entity, “NewNB” and such conversion, the “Conversion”), and (ii) promptly following the Conversion, New York Community Bank, a New York State-chartered savings bank and Subsidiary of NYCB (“NYCB Bank”), will, subject to the terms and conditions set forth herein and in the Bank Merger Agreement, merge with and into NewNB (the “Bank Merger”), so that NewNB is the surviving bank in the Bank Merger (hereinafter sometimes referred to in such capacity as the “Surviving Bank”).”

(b)	Section 1.13 of the Agreement is hereby amended and restated as follows:

“Conversion and Bank Merger.

(a) Unless otherwise agreed to in writing by NYCB and Flagstar, promptly on the day after the day on which the Merger and the Holdco Merger occur, subject to the terms and conditions of this Agreement, in accordance with 12 CFR 5.24 and applicable provisions of the National Bank Act (together with its implementing regulations, the “NBA”), Flagstar Bank shall convert from a federal savings bank into a national banking association.

(b) Unless otherwise agreed to in writing by NYCB and Flagstar, promptly following the Conversion, NYCB Bank shall merge with and into NewNB. NewNB shall be the Surviving Bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of NYCB Bank shall terminate. The Bank Merger shall be implemented pursuant to the Amended and Restated Agreement and Plan of Merger to be entered into by and between NYCB Bank and NewNB, in the form agreed to by the parties as of the date of Amendment No. 1 to this Agreement. Each of NYCB and Flagstar shall approve the Bank Merger Agreement and the Bank Merger as the sole voting shareholder of NYCB Bank and NewNB, respectively, and NYCB and Flagstar shall, and shall cause NYCB Bank and NewNB, respectively, to, execute any certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective promptly following the Conversion or at such date and time as specified in the Bank Merger Agreement in accordance with applicable law (such date and time hereinafter referred to as the “Bank Merger Effective Time”). Each of NYCB and Flagstar hereby waives any newspaper publication requirement under the NBA with respect to its approval of the Bank Merger Agreement as the sole voting shareholder of NYCB Bank and NewNB, respectively.”

(c)	Section 3.4 of the Agreement is hereby amended by:

(i)	deleting the text in clause (c) and clause (d) and replacing such deleted text in each such clause with the following text: “[RESERVED]”;

(ii)

amending and restating clause (e) as follows: “the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) and approval or waiver of such applications, filings and notices,”; and

(iii)

amending and restating clause (f) as follows: “the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to NewNB’s establishment and operation of branches and other offices in connection with the Conversion and Bank Merger, and the approvals or waivers of such applications, filings and notices,”; and

(iv)

deleting the reference to “(including the Holdco Merger and the Bank Merger)” that appears in clause (iii) therein and replacing such deleted reference with “(including the Holdco Merger, the Conversion and the Bank Merger)”.

(d)	Section 4.4 of the Agreement is hereby amended and restated as follows:

(i)	deleting the text in clause (c) and clause (d) and replacing such deleted text in each such clause with the following text: “[RESERVED]”;

(ii)

amending and restating clause (e) as follows: “the filing of any required applications, filings and notices, as applicable, with the OCC and approval or waiver of such applications, filings and notices,”;

(iii)

amending and restating clause (f) as follows: “the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to NewNB’s establishment and operation of branches and other offices in connection with the Conversion and Bank Merger, and the approvals or waivers of such applications, filings and notices,”; and

(iv)

deleting the reference to “(including the Holdco Merger and the Bank Merger)” that appears in clause (iii) therein and replacing such deleted reference with “(including the Holdco Merger, the Conversion and the Bank Merger)”.

(e)	Section 6.1(b) of the Agreement is hereby amended by:

(i)	deleting the reference to “within forty (40) days of the date of this Agreement” that appears therein and replacing such deleted reference with “by May 16, 2022”;

(ii)

deleting the reference to “(including the Merger, the Holdco Merger and Bank Merger)” that appears in clause (i) therein and replacing such deleted reference with “(including the Merger, the Holdco Merger, the Conversion and the Bank Merger)”; and

(iii)

amending and restating clause (i) of the definition of “Requisite Regulatory Approvals” as follows: “from the Federal Reserve Board, the OCC and the Mortgage Agencies and, with respect to NewNB’s establishment and operation of branches and other offices in connection with the Conversion and Bank Merger, any state bank regulatory authority”.

(f)

Section 6.2(b) of the Agreement is hereby amended by adding the following text after the words “between NYCB and Flagstar” that appear therein: “, as amended by Amendment No. 1 thereto, dated as of April 26, 2022”.

(g)

Section 6.6(a) of the Agreement is hereby amended by deleting the reference to “December 31, 2022” that appears in the first sentence and last sentence therein and, in each case, replacing such deleted reference with “December 31, 2023”.

(h)	Section 6.15 of the Agreement is hereby amended by adding the following language after the last sentence therein:

“At the written request of a party to the other party, the parties shall consider and negotiate in good faith a change to, or the restructuring of, the Conversion or Bank Merger or other transactions or matters affecting the Requisite Regulatory Approvals in a manner mutually determined by the parties to address any material matter, financial or otherwise, or material structural consideration with respect thereto or to make it more likely that the Merger will be consummated on or prior to the Termination Date. Notwithstanding the parties’ obligations, covenants and agreements in this Section 6.15, the parties’ performance or compliance with this Section 6.15 shall not affect Flagstar’s or NYCB’s right to terminate the Merger Agreement in accordance with the terms of Section 8.1(c) following the Termination Date.”

(i)	Section 8.1(c) set forth in the Agreement is hereby amended and restated as follows:

“by either NYCB or Flagstar if the Merger shall not have been consummated on or before October 31, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the failure of the Closing to occur by the Termination Date is due to the failure of such party to perform or observe the obligations, covenants and agreements of such party set forth herein;”

(j)	Section 9.6 of the Agreement is hereby amended by adding the following text between “the Holdco Merger” and “and the Bank Merger” in clause (e) of the twelfth sentence therein: “, the Conversion”.

2.	Miscellaneous.

(a) Except as expressly amended and/or superseded by this Amendment, the Agreement remains and shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement, except as expressly set forth herein. Upon the execution and delivery hereof, the Agreement shall thereupon be deemed to be amended and supplemented as set forth herein. This Amendment and the Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. If and to the extent there are any inconsistencies between the Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control. References in the Agreement or in any of the other Transaction Agreements to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.

(d) Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6 (as amended by Section 1(j) of this Amendment), Section 9.8, Section 9.9, Section 9.10, Section 9.11, Section 9.12, Section 9.13, Section 9.14 and Section 9.16 of the Agreement are each hereby incorporated by reference mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ Thomas R. Cangemi
	Name:	Thomas R. Cangemi
	Title:	Chairman, President and Chief Executive Officer

615 CORP.

By:	/s/ R. Patrick Quinn
	Name:	R. Patrick Quinn
	Title:	Secretary

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

FLAGSTAR BANCORP, INC.

By:	/s/ Alessandro P. Dinello
Name:	Alessandro P. Dinello
Title:	President and CEO

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]